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                                                                   EXHIBIT 99.16(a)




                                                        PHOENIX FUND

                                                        TOTAL RETURN

                                                                                                        Annual
                                                                                                        Total
                                                      1 Year           5 Years         10 Years         Return*
                                                      -----            -------         --------         ------

           Initial Investment                       $1,000.00        $1,000.00        $1,000.00       $1,000.00

           Divided by
           Maximum offering Price                       16.19            12.63            10.00
                                                        -----            -----            -----
           Divided by Net Assets Value                                                                    15.14
                                                                                                          -----
           Equals Shares Purchased                     61.767           79.177           100.00          66.050

           Plus Shares Acquired Through
              Dividend Reinvestment                    10,432           78,041          102,539          11,175
                                                       ------           ------          -------          ------
           Equals Shares Held
              at 7/31/88                               72.199          157.218         202.539           77.225

           Multiplied by Not Asset
             Value at 7/31/88                           13.55            13.55           13.55            13.55
                                                        -----            -----           -----            -----
           Equals Ending Redeemable
            Value of a $1,000
            Investment (ERV) 7/31/88                  $978.30         2,130.30        2,744.40         1,046.40

           Divided by $1,000 (P)                        .9783           2.1303          2.7444           1.0464

           Subtract 1                                 (.0217)           1.1303          1.7444            .0464

           Expressed as a percentage
             equals the Aggregate Total
             Return for the Period  (T)               (2.17%)          113.03%         174.44%
                                                      ------           ------          ------
           Expressed as a percentage
             equals the Aggregate Total
             Return for the Period                                                                         4.64%
                                                                                                           ----

           ERV divided by P                             .9783           2.1303         2.7444

           Raise to the power of                            1                5        1/5.751

           Equals                                       .9783           1.1633         1.1919

           Subtract 1                                  (.0217)           .1633          .1919


           Expressed as a percentage
             equals the Average
             Annualized Total Return                  (2.17%)            16.33%        19.19%
                                                      -----              -----         -----

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           *Does not include sales charge for the period